Pricing Supplement No. 8  Dated September 23, 1997              Filed Pursuant to: Rule 424(b)(3)
(To Prospectus dated March 2, 1997 and                          File No. 333-22413
Prospectus Supplement dated March 20, 1997)


                              BANC ONE CORPORATION
                                MEDIUM-TERM NOTES
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

This document (the "Pricing Supplement") is issued to give details of an issue by BANC ONE CORPORATION (the "Company") of its Medium-Term Notes.

This Pricing Supplement relating to $50,000,000 of the Company's Floating Rate Senior Medium-Term Notes due September 26, 2002 (the "Notes") supplements the terms and conditions in, and incorporates by reference, the Prospectus dated March 3, 1997 and the Prospectus Supplement dated March 20, 1997 relating to up to $2,000,000,000 of the Company's Medium-Term Notes, and all documents incorporated by reference therein (together, the "Prospectus"), and should be read in conjunction with the Prospectus. Unless otherwise defined in this Pricing Supplement, terms used herein have the same meaning as in the Prospectus.


                            DESCRIPTION OF THE NOTES

Date of Issue:  09/26/1997     [X]Senior             [ ]Fixed Rate Note               [ ]LIBOR Reuters
Maturity Date:   09/26/2002    [ ]Subordinated       [ ]CD Rate Note                  [X]LIBOR Telerate
CUSIP:  05943FAL9                                    [ ]Commercial Paper Rate Note    [ ]Prime Rate Note
                                                     [ ]Federal Funds Rate Note       [ ]Treasury Rate Note
                                                     [X]LIBOR Note                    [ ]CMT Rate Note

Principal Amount:  $50,000,000

Issue Price (as a percentage of Principal Amount): 99.978%

Commission or discount (as a percentage of Principal Amount):   0.0%

Specified Currency:  U.S. Dollars

Initial Interest Rate: LIBOR plus 11.0 basis points, calculated as if the Original Issue Date were an Interest Payment Date.

Interest Payment Dates: The 26th day of each month, commencing October 26, 1997 and ending September 26, 2002.

Regular Record Dates: Fifteenth calendar day, whether or not a Business Day, immediately preceding the related Interest Payment Date.

Index Maturity:   1 month

Index Currency:   U.S. Dollars

Designated CMT Telerate Page:   None

Designated CMT Maturity Index:   None

Spread:   Plus 11.0 basis points

Spread Multiplier:   None

Minimum Interest Rate:   None

Maximum Interest Rate:   None

Interest Payment Period:   Monthly

Interest Reset Dates:   Each Interest Payment Date

Interest Reset Period:   Monthly

Initial Redemption Date:   None

Initial Redemption Percentage:   None

Annual Redemption Percentage Reduction:   None

Optional Repayment Date(s):   None

Calculation Agent (If Applicable):   The Chase Manhattan Bank


                              PLAN OF DISTRIBUTION

The Notes will be sold to Salomon Brothers Inc at the Issue Price set forth above for resale to one or more investors at varying prices related to prevailing market prices at the time of resale.

This Pricing Supplement may be used by Banc One Capital Corporation ("BOCC"), a wholly owned subsidiary of the Company, in connection with offers and sales related to secondary market transactions in the Notes. BOCC may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale.